                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

--------------------------------------------------------------------------------
          QUALMARK CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS
--------------------------------------------------------------------------------



"...PROFITABILITY CONTINUED TO FLOURISH, INCREASING OVER 100% AS COMPARED TO THE
                         SAME QUARTER OF LAST YEAR ..."


(October 20, 2004) - Denver, Colorado - QualMark Corporation (OTCBB: QMRK) a world leader in designing, manufacturing and marketing HALT (Highly Accelerated Life Testing) and HASS (Highly Accelerated Stress Screening) systems, today announced results for the third quarter ended September 30, 2004.


The Company reported net income of $212,000 and $808,000 on revenue of $2,717,000 and $8,777,000 for the third quarter and year to date 2004, respectively, versus net income of $21,000 on revenue of $2,044,000 and a net loss of ($809,000) on revenue of $5,354,000 for the third quarter and year to date 2003, respectively. Diluted income per share was $0.02 and $0.09 for the third quarter and year to date for 2004, respectively, versus a basic and diluted loss per share of ($0.02) and ($0.31) for the third quarter and year to date for 2003, respectively.

"We are very encouraged by the increased demand in all aspects of our business. Historically, the third quarter is the slowest and worst performing quarter for this industry. Profitability continued to flourish, increasing over 100% as compared to the same quarter of last year. Sales remained strong throughout all product lines, and all geographic sectors. New business represented approximately 30% of our chamber customers, which is a positive indicator of successful market penetration. The North American market thrived, as we received a multiple unit order from the largest manufacturer of avionics equipment, and a single unit order from the third major PC manufacturer this quarter. Asia Pacific represented approximately 60% of our chamber business, solidifying the continued market implementation of HALT and HASS technology in the consumer electronics realm," said Charles D. Johnston, President and CEO of QualMark.

 "QualMark is also pleased to announce the delivery this quarter of the largest special purpose chamber ever produced to the leading manufacturer of consumer electronics. The chamber will be utilized to perform HASS on LCD panels, which represents one of the fastest growing and most dynamic industries," concluded Charles D. Johnston, President and CEO of QualMark.

A QUARTERLY CONFERENCE CALL TO DISCUSS THIRD-QUARTER RESULTS WILL ALSO BE HELD TODAY, OCTOBER 20, 2004, AT 11:00 A.M. EASTERN TIME.

TO PARTICIPATE VIA CONFERENCE CALL DIAL 888-318-6430 (IF CALLING FROM WITHIN THE U.S.) NO LATER THAN 10:50 A.M. EST ON OCTOBER 20TH. THE LEADER NAME IS CHARLES JOHNSTON. THE QUALMARK SECURITY CODE TO ACCESS THIS EARNINGS CALL IS QUALMARK.

                                             QUARTER TO DATE                       YEAR TO DATE
                                              SEPTEMBER 30,                        SEPTEMBER 30,
                                          2004              2003              2004              2003
                                      -------------     -------------     -------------     -------------
Systems revenue                       $   2,422,000     $   1,743,000     $   7,841,000     $   4,522,000
ARTC service revenue                        295,000           301,000           936,000           832,000
Total revenue                             2,717,000         2,044,000         8,777,000         5,354,000
                                      -------------     -------------     -------------     -------------
Gross profit                              1,240,000           792,000         4,168,000         2,025,000
Gross profit margin                            45.6%             38.7%             47.5%             37.8%
                                      -------------     -------------     -------------     -------------
Income (loss) from operations               235,000            56,000           886,000          (716,000)
Pretax income (loss)                        216,000            21,000           817,000          (809,000)
Net income (loss)                           212,000            21,000           808,000        **(809,000)
                                      =============     =============     =============     =============
** INCLUDES $560,000 FOR
ARBITRATION RELATED CHARGES

EARNINGS PER SHARE RECONCILING
ITEMS:
Preferred stock dividends                   (54,000)          (50,000)         (158,000)         (146,000)

Accretion of redeemable preferred
stock                                       (54,000)          (54,000)         (164,000)         (163,000)
                                      -------------     -------------     -------------     -------------
Net income (loss) available to
common shareholders                   $     104,000     $     (83,000)    $     486,000     $  (1,118,000)
                                      =============     =============     =============     =============

Basic earnings (loss) per share       $        0.03     $       (0.02)    $        0.13     $       (0.31)
Diluted earnings (loss) per share     $        0.02     $       (0.02)    $        0.09     $       (0.31)
                                      =============     =============     =============     =============

Basic weighted average shares
outstanding                               3,610,000         3,610,000         3,610,000         3,610,000
Diluted weighted average shares
outstanding                               7,341,000         3,610,000         7,199,000         3,610,000
                                      =============     =============     =============     =============


QualMark Corporation, headquartered in Denver, Colorado is the leader in designing, marketing, and manufacturing accelerated life-testing systems providing the world's largest corporations with products that improve product reliability and allow them to get to market faster. The Company has installed more than 450 of its proprietary testing systems in 18 countries, operates ten of its own and partner testing and consulting facilities worldwide. The Company also offers engineering services and products that complement the core technologies of QualMark and other test equipment providers.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings; downturns in the Company's primary markets; variability of order flow, future economic conditions; competitive products and pricing; new product development; disruptions in the Company's operations from acts of God or extended maintenance; transportation difficulties; or the delivery of product under existing contracts and other factors.

                  Contact:
              QUALMARK CORPORATION
              CHARLES JOHNSTON, President and CEO
              ANTHONY SCALESE, CFO
              303-254-8800
              www.qualmark.com